Form 3 — Joint Filer Information
Exhibit 99-2

Name:	Metropolitan Life Insurance Company**
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Thomas J. Pasuit
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson Energy Total Return Fund, Inc. (“KYE”)
Date of Event Requiring Statement:	August 8, 2013

Signature: /s/Thomas J. Pasuit
Thomas J. Pasuit, Assistant General Counsel
** Metropolitan Life Insurance Company as a direct owner/purchaser of $2,000,000 3.82% Series L Senior Unsecured Note due August 8, 2025 (CUSIP 48660PD#8).